Exhibit 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement dated as of September 7, 2001, (this “Amendment”) is entered into with reference to the Employment Agreement dated as of November 8, 2000, between Hard Rock Hotel, Inc., a Nevada corporation (the “Company”), and James D. Bowen, an individual (“Executive”).  The Company and Executive hereby agree as follows:

1.     Definitions.  Capitalized terms used herein are used with the meanings set forth for those terms in the Employment Agreement.

2.     Termination for No Cause.  Section 7.5 of the Employment Agreement is hereby amended to read in full as follows:

In addition to the right to terminate this Agreement pursuant to Sections 7.1, 7.2 and 7.3 of this Agreement, the Company shall have the right to terminate this Agreement and Executive’s employment hereunder for any other reason or for no reason.  In the event that the Company terminates this Agreement and Executive’s employment hereunder pursuant to this Section 7.5, the Company shall give ten (10) days prior written notice to Executive and pay a lump sum termination fee to Executive in an amount equal to the greater of (i) One-Hundred and Forty-Five Thousand Dollars ($145,000.00) or (ii) twelve (12) months of the Executive’s base salary rate immediately prior to such termination which would otherwise be due Executive pursuant to this Agreement but for such termination and shall also be provided medical, hospitalization, dental, vision, pharmacy and term group life insurances, at no cost to Executive for a term of twelve (12) months after any termination.  In addition, Executive shall be entitled to benefits noted in this Section 7.5 in the event of a Change in Control of the Company if within thirty (30) days after the Change in Control the Executive tenders his resignation in conformity with Article 7.3 of the Agreement.  A Change in Control of the Company shall mean a change in control of a nature that would be required to be reported in response to Item 403(c) of Regulation S-K; provided that, without limitation, such a change in control shall not be deemed to have occurred if Peter Morton is the beneficial owner as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the Company’s then outstanding securities.

3.     Confirmation.  In all other respects, the terms of the Employment Agreement are hereby confirmed.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date hereinabove set forth.

COMPANY:		EXECUTIVE:

Hard Rock Hotel, Inc., a Nevada corporation

By	/s/ Peter A. Morton	/s/ James D. Bowen
	Peter A. Morton, President	James D. Bowen